ARVINMERITOR, INC.

PERFORMANCE SHARE AGREEMENT

        In accordance with Section 7B of the 1997 Long-Term Incentives Plan, as amended (the “Plan”), of ArvinMeritor, Inc. (the “Company”) and subject to the terms and conditions of this agreement, you have been granted the right to receive the number of shares of common stock, par value $1.00 per share, of the Company (the “Common Stock”) specified in the attached letter as performance shares (“Performance Shares”). Capitalized terms not defined herein shall have the meanings ascribed to them in the Plan. The Performance Shares have been granted to you on the following terms and conditions:

1. Performance Share Period

        Subject to the provisions of paragraph 2, the period during which the Performance Shares are subject to forfeiture (the “Performance Share Period”) shall end on [        ].

2.     Earning of Performance Shares.

(a)     At the end of the Performance Share Period, the number of shares of Common Stock payable to you shall be equal to the product of (i) the number of Performance Shares times (ii) the percentage obtained by correlating the applicable Return on Invested Capital set forth on the performance award schedule attached as Annex I hereto.

(b)     If you die prior to the end of the Performance Share Period or retire under a retirement plan of the Company after the first anniversary of beginning of Performance Share Period and prior to the end of the Performance Share Period, you shall be deemed to have earned at the end of the Performance Share Period that number of Performance Shares to which you would have been entitled under subparagraph (a) if your employment had continued to the end of the Performance Share Period.

(c)     If your employment with the Company terminates prior to the end of the Performance Share Period for any other reason, you shall be deemed not to have earned any of the Performance Shares and shall have no further rights with respect thereto, except as and to the extent the Committee or the Grant Committee, as applicable, taking into account the purpose of the Plan and such other factors as in its sole discretion it deems appropriate, may determine.

(d)     For purposes of this paragraph 2, “Return on Invested Capital” shall mean the sum of the Company’s net income for the three years in the performance cycle (before cumulative effect of accounting changes, minority interest and tax-effected interest expense) divided by the sum of the average invested capital (total debt, including preferred capital securities, minority interests and shareholders’ equity) for such three fiscal years.

3.     Delivery of Shares or Cash.

        As promptly as practicable after you shall be deemed to have earned any Performance Shares in accordance with paragraph 2, the Company shall deliver to you (or in the event of your death, to your estate or any person who acquires your interest in the Performance Shares by bequest or inheritance) shares of Common Stock, cash or a combination thereof, as shall be determined by the Grant Committee.

4. Forfeiture of Unearned Performance Shares.

        Notwithstanding any other provision of this agreement, if at any time it shall become impossible for you to earn any of the Performance Shares in accordance with this agreement, all Performance Shares shall be forfeited, and you shall have no further rights of any kind or nature with respect thereto.

5. Transferability.

        This grant is not transferable by you otherwise than by will or by the laws of descent and distribution, and the Performance Shares shall be deliverable, during your lifetime, only to you.

6. Interpretations and Determinations.

        All interpretations, determinations and other actions by the Committee or the Grant Committee not revoked or modified by the Board of Directors shall be final, conclusive and binding upon all parties.

7. Withholding.

        The Company shall have the right, in connection with the delivery of any shares of Common Stock or cash in respect of the Performance Shares, (a) to deduct from any payment otherwise due by the Company to you or any other person receiving delivery of such shares or cash an amount equal to any taxes required to be withheld by law with respect to such delivery; (b) to require you or any other person receiving such delivery to pay to it an amount sufficient to provide for any such taxes so required to be withheld; or (c) to sell such number of shares of Common Stock as may be necessary so that the net proceeds of such sale shall be an amount sufficient to provide for any such taxes so required to be withheld.

8. No Acquired Rights.

        You acknowledge, agree and consent that: (a) the Plan is discretionary and the Company may amend, cancel or terminate the Plan at any time; (b) the grant of the Performance Shares is a one-time benefit offered to you and does not create any contractual or other right for you to receive any grant of performance shares or benefits under the Plan in the future; (c) future grants, if any, shall be at the sole discretion of the Company, including, but not limited to, the timing of any grant, the number of shares and forfeiture provisions; and (d) your participation in the Plan is voluntary.

        The value of your Performance Shares is an extraordinary item of compensation outside the scope of your employment contract, if any. As such, your Performance Shares are not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end-of-service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.

9. Applicable Law.

        This agreement and the Company’s obligation to deliver Performance Shares shall be governed by and construed and enforced in accordance with the laws of the State of Indiana and the Federal law of the United States.

10. Entire Agreement.

        This agreement and the Plan embody the entire agreement and understanding between the Company and you with respect to the Performance Shares, and there are no representations, promises, covenants, agreements or understandings with respect to the Performance Shares other than those expressly set forth in this agreement and the Plan. In the event of any conflict between this agreement and the Plan, the terms of the Plan shall govern.

ARVINMERITOR, INC.

By:

[Name]